EXHIBIT 99.1

Watsco Reports Record Third Quarter Sales, Strong Cash Flow and Improving Demand

____________

Recent Acquisitions, Entrepreneurial Culture, Strong Balance Sheet

and Technology Advantage Position Company for Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 27, 2026 – Watsco, Inc. (NYSE: WSO) announced its operating results for the quarter and nine months ended September 30, 2026.

Watsco is the largest distributor in the highly fragmented North American HVAC/R market. Since entering distribution in 1989, Watsco has achieved a 17% compounded annual total shareholder return through a combination of organic growth, driven by the Company’s industry-leading technology platforms, and the acquisition of 74 market-leading businesses that have expanded scale, density, OEM relationships and customers.

Watsco recently welcomed Jackson Supply Company and The Granite Group to the Watsco family. These legendary companies are expected to bolster annual revenue by approximately 10% and broaden Watsco’s geographic reach, product mix, as well as end-market and customer mix. The Company’s philosophy is to build upon the success and legacies of successful businesses through investments in growth, continuity of leadership and culture, and through Watsco’s equity culture to align and reward long-term growth. As importantly, Jackson Supply and Granite Group expand Watsco’s community of talented leaders and provide future scale benefits to Watsco’s technology platforms. Highlights of the Company’s recent acquisitions include:

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Jackson Supply Company, founded in 1972 with annual sales of approximately $230 million, was acquired in June 2026. Jackson is a diversified HVAC distributor providing HVAC equipment, parts and supplies to approximately 5,000 customers from 25 locations in high-growth Sunbelt markets.
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The Granite Group, founded in 1971 with annual sales of approximately $500 million, was acquired in October 2026. The Granite Group is a large and growing distributor of HVAC and plumbing products serving approximately 11,000 customers from 82 locations in the Northeast. The Granite Group marks the fourth business acquired by Watsco that serves dual-trade HVAC/plumbing contractors (currently 112 locations out of Watsco’s 804 locations offer both HVAC and plumbing products).

Watsco’s balance sheet remains solid, enabling incremental investments in growth and the Company’s industry-leading technology platforms. Today, more than 73,000 contractors and technicians engage with the Company digitally, empowering them to integrate Watsco’s innovations into their daily operations. The Company is also introducing AI-driven initiatives to leverage Watsco’s extensive data assets and enrich the customer experience. The Company believes its technology ecosystem offers a durable and widening competitive advantage. Importantly, digitally-enabled customers continue to outperform broader industry and customer metrics, strengthening Watsco’s leadership position in the highly fragmented $74 billion HVAC/R distribution landscape.

Third Quarter Operating Performance

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Revenues increased 7% to a record $2.22 billion (4% increase on a same-store basis)
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Gross profit increased 3% to a record $586 million
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Gross profit margin of 26.4% (26.5% on a same-store basis) versus 27.5% last year
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SG&A increased 8%, including 30 new and acquired locations (5% increase on a same-store basis)
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Operating income decreased 4% to $225 million (operating margin of 10.1% versus 11.4% last year)
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Earnings per share decreased 5% to $3.77

Third Quarter Sales Trends (excluding acquisitions)

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5% increase in HVAC equipment sales (67% of sales), reflecting a 7% increase in residential products and a 5% decline in commercial products
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2% increase in sales of other HVAC products (29% of sales)
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10% increase in commercial refrigeration products (4% of sales)

Third quarter sales performance reflects continued stabilization of residential end-markets following the prior year transition to new A2L products. Residential equipment sales grew 7%, including 5% unit growth and a 2% increase in average selling price. Same-store sales growth rates have steadily improved throughout the selling season with further momentum thus far in the fourth quarter. Third quarter sales also reflect $78 million in sales from the acquired locations of Jackson Supply, a 16% increase over the comparable prior-year period.

Third quarter gross margin was impacted by customer mix (larger versus smaller customers), end-market mix (replacement versus residential new construction), the timing and lower magnitude OEM pricing actions in 2026 versus 2025 and the differing growth rate of equipment versus non-equipment products. The Company believes third quarter 2026 gross margin is also more in-line with historical seasonality and year to date gross margin levels are reflective of current market conditions (including more conventional OEM pricing actions). The Company further believes that its ongoing investments in technology, pricing optimization and non-equipment growth are supportive of long-term margin objectives.

Albert H. Nahmad, Chairman and CEO said: “Third quarter results and early fourth quarter sales trends are indicative of continued improvement in end-market demand. We are encouraged to see residential unit volumes return to growth and steadily improve throughout the season. Our technology-enabled customers also continue to outperform the broader contractor community. Looking ahead, Watsco today is a meaningfully larger company, having added 107 locations and $730 million in annualized revenue to our network through the acquisitions of Jackson and Granite. Our long-range objectives for sales, margin and cash flow generation remain fully intact.”

Mr. Nahmad added: “We welcome Jackson Supply and The Granite Group to the Watsco family, both high-performing distributors in their respective markets. Jackson Supply had a terrific quarter as part of Watsco, and we are excited that The Granite Group offers extended opportunities for us to expand into the growing community of HVAC and plumbing contractors. Both are wonderful companies that diversify our product mix, extend our reach and broaden our technology advantage. We look forward to supporting their ambitious growth plans.”

Nine-Month Operating Performance

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Revenues increased 3% to $5.86 billion
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Gross profit decreased 1% to $1.59 billion (gross profit margin of 27.2% versus 28.3% last year)
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SG&A increased 4% (2% increase on a same-store basis)
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Operating income decreased 7% to $574 million (operating margin of 9.8% versus 10.9% last year)
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Earnings per share decreased 7% to $9.72
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Operating cash flow increased 79% to $304 million

Year to Date Sales Trends (excluding acquisitions)

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2% increase in HVAC equipment sales (67% of sales), reflecting a 4% increase in residential products and a 4% decline in commercial products
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1% increase in sales of other HVAC products (29% of sales)
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14% increase in commercial refrigeration products (4% of sales)

Cash Flow, Dividends, Financial Strength and Liquidity

Operating cash flow increased 79% to $304 million for the nine-month period ended September 30, 2026 ($325 million during the third quarter versus $355 million last year). Watsco’s objective is to maintain a healthy balance sheet and ample liquidity to fund virtually any strategic investment. The Company’s strong financial position has been key to delivering sustained long-term returns and enabling growth investments regardless of macroeconomic or industry conditions. Watsco’s stated goal is to generate annual operating cash flow in excess of net income.

In April 2026, the Company increased its annual cash dividend by 10% to $13.20 per share. Watsco has paid dividends to shareholders for 52 consecutive years. The Company’s philosophy is to share cash flow through dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

In October 2026, Watsco announced that it signed a five-year $750 million unsecured senior revolving credit facility. The terms of the new agreement include increased borrowing capacity, covenant flexibility and greater sensitivity to the seasonal nature of our working capital requirements.

Innovation and Strategic Technology Initiatives

The Company’s continued investment in technology reflects a long-term strategic commitment to building capabilities that strengthen customer relationships, extend the Company’s competitive advantage, improve operating efficiency and support sustainable growth. Watsco has invested approximately $280 million in its digital platforms over the last five years (a current annual run rate of approximately $64 million). The breadth of those investments spans across customer-engagement and internal platforms to increase the speed and efficiency of our locations and emerging AI capabilities that help customers grow and deliver technical know-how quicker.

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors with a seamless digital experience, including sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower 24/7 self-service that benefit from advanced analytics, AI, technical knowledge and product recommendations. The result is a frictionless buying experience, increased convenience and higher customer satisfaction, which drives greater loyalty and repeat business with lower costs to serve. E-commerce sales increased 12% during the nine-month period ended September 30, 2026 (10% increase during the third quarter), outpacing overall revenue growth, and reached $2.75 billion for the 12-months ended September 30, 2026 (37% of revenues).
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OnCallAir® is Watsco’s digital sales platform enabling contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold through OnCallAir® reached $1.6 billion for the nine-months ended September 30, 2026, a 14% increase over the same period last year. For the 12-months ended September 30, 2026, contractors presented approximately 351,000 quotes and generated $2.0 billion GMV, a 14% increase versus the prior comparable 12-month period.
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Watsco’s pricing optimization platform has contributed to the Company’s gross margin performance since its launch in 2020. The platform is designed to manage and optimize the vast number of pricing records across our business. Examples include the sophisticated pricing rules and strategies for specific products, across various geographic markets and for a variety of customer segments. This data-driven approach also enables Watsco to react swiftly to changing market conditions and efficiently administer the multitude of vendor cost changes to sustain market pricing and underlying gross margins.
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Artificial Intelligence (AI) tools are gaining traction to further enhance the customer-experience, drive efficiency and extend our competitive advantage. These tools leverage Watsco’s industry leading data sets around customers, products and vendors that have been curated over the last 15 years. Highlights include:
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Watsco’s AI platform is anchored by “Ask.Watsco”, an internally focused AI engine designed to enhance productivity, decision-making and customer service. The platform integrates robust HVAC knowledge and streamlines processes for more than 2,700 current internal users. The platform’s rapid adoption and consistent engagement highlight its potential, providing opportunities to achieve efficiency gains and further enhance customer satisfaction at scale.
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Complementing its internal platform, Watsco has developed “AL.watsco”, a customer-facing AI model that delivers HVAC expertise directly to customers and partners. AL.watsco is trained on Watsco’s extensive pools of data, enabling it to provide accurate, real-time answers and recommendations on a vast array of HVAC products and solutions. The potential is to deliver highly customized, data driven customer service at scale, enhance customer loyalty and engagement and attract new customers to Watsco’s ecosystem.
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SupplySync is an innovative platform targeting the institutional channel for HVAC/R products. In recent years, large institutional customers have emerged, offering an incremental growth opportunity by further leveraging our market-leading scale, product depth, customer-facing technologies and financial strength. Watsco has launched a pilot program for SupplySync, which offers enterprise-wide solutions to institutional customers designed to deliver a seamless experience across sales, marketing, pricing, product assortment and order management. SupplySync is designed to provide a new level of service and expertise to institutional customers in a single platform across multiple markets and product categories.
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Initiatives to enhance sales of non-equipment products and enhance gross margins were launched in 2026. The Company estimates that 40% of the products sold in the HVAC/R marketplace represent non-equipment products. For the 12 months ended September 30, 2026, Watsco’s non-equipment purchases were approximately $1.7 billion from more than 1,500 vendors (30% of total purchases). Watsco is leveraging its product and pricing data to optimize and streamline sourcing across its supplier network. The Company is also investing in advanced logistics and distribution capabilities designed to improve inventory service levels, improve attachment rates, drive operating efficiency, enhance margins and increase inventory turns.

A.J. Nahmad, Watsco’s President, added: “We believe that the growth in e-commerce, OnCallAir® and overall digital engagement across our network reflects the value these tools deliver to our customers. We have also progressed nicely with the various initiatives introduced at last year’s investor day, including the formal launch of SupplySync and the early scaling of the other initiatives. Our focus remains on advancing these unique capabilities – with AI enabling better and faster speed to market – in ways that help our customers grow.”

Use of Non-GAAP Financial Information and References to “Unit” Data

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

In addition, the Company references “unit” data, a key performance measure, in analyzing its results. For purposes of this analysis, a “unit” is a compressor-bearing air conditioning unit or heat pump (also generally referred to as “outdoor units”), a standard industry convention consistent with data published by the Air-Conditioning Heating and Refrigeration Institute (AHRI). More information is available at www.ahri.org.

Third Quarter Earnings Conference Call Information

Date and time: October 27, 2026 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor in the highly fragmented North American HVAC/R market. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, more than 73,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$2,220,358	$2,067,005	$5,858,227	$5,660,533
Cost of sales	1,634,071	1,498,090	4,265,456	4,058,507
Gross profit	586,287	568,915	1,592,771	1,602,026
Gross profit margin	26.4%	27.5%	27.2%	28.3%
Selling, general and administrative expenses	370,746	343,655	1,042,583	1,005,237
Other income	9,667	9,502	23,576	22,030
Operating income	225,208	234,762	573,764	618,819
Operating margin	10.1%	11.4%	9.8%	10.9%
Interest income, net	4,596	3,733	14,552	11,479
Income before income taxes	229,804	238,495	588,316	630,298
Income taxes	46,961	49,265	121,230	129,760
Net income	182,843	189,230	467,086	500,538
Less: net income attributable to non-controlling interest	27,474	27,655	69,307	75,289
Net income attributable to Watsco, Inc.	$155,369	$161,575	$397,779	$425,249
Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$155,369	$161,575	$397,779	$425,249
Less: distributed and undistributed earnings allocated to restricted common stock	10,197	10,703	26,166	28,109
Earnings allocated to Watsco, Inc. shareholders	$145,172	$150,872	$371,613	$397,140
Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	38,558,158	37,918,392	38,240,651	37,890,597
Diluted earnings per share for Common and Class B common stock	$3.77	$3.98	$9.72	$10.48

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2026	December 31, 2025
Cash and cash equivalents	$498,698	$433,283
Short-term cash investments	150,000	300,000
Accounts receivable, net	1,008,554	796,181
Inventories, net	1,841,814	1,386,317
Other current assets	51,895	38,725
Total current assets	3,550,961	2,954,506
Property and equipment, net	148,709	136,012
Operating lease right-of-use assets	533,536	452,547
Goodwill, intangibles, net and other	1,000,606	871,740
Total assets	$5,233,812	$4,414,805
Accounts payable and accrued expenses	$1,002,091	$600,589
Current portion of lease liabilities	124,449	117,153
Total current liabilities	1,126,540	717,742
Operating lease liabilities, net of current portion	429,269	350,616
Deferred income taxes and other liabilities	142,522	124,386
Total liabilities	1,698,331	1,192,744
Watsco, Inc. shareholders' equity	3,029,082	2,781,376
Non-controlling interest	506,399	440,685
Total shareholders' equity	3,535,481	3,222,061
Total liabilities and shareholders' equity	$5,233,812	$4,414,805

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$467,086	$500,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,973	32,680
Non-cash contribution to 401(k) plan	9,267	8,743
Share-based compensation	25,826	26,683
Provision for doubtful accounts	5,274	2,550
Other income from investment in unconsolidated entity	(23,576)	(22,030)
Other, net	5,270	5,639
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(195,892)	(60,234)
Inventories, net	(396,782)	(204,479)
Accounts payable and other liabilities	382,700	(108,318)
Other, net	(9,487)	(11,925)
Net cash provided by operating activities	303,659	169,847
Cash flows from investing activities:
Net proceeds from short-term cash investments	150,000	55,669
Business acquisitions, net of cash acquired	7,663	(19,303)
Capital expenditures, net	(25,616)	(22,887)
Net cash provided by investing activities	132,047	13,479
Cash flows from financing activities:
Dividends on common stock	(392,013)	(352,085)
Distributions to non-controlling interest	-	(69,829)
Proceeds from dividend reinvestment plan	11,388	21,661
Other, net	11,865	12,450
Net cash used in financing activities	(368,760)	(387,803)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,531)	2,554
Net increase (decrease) in cash and cash equivalents	65,415	(201,923)
Cash and cash equivalents at beginning of period	433,283	526,271
Cash and cash equivalents at end of period	$498,698	$324,348